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                                                                    EXHIBIT 99.1


                             FOR IMMEDIATE RELEASE


Contact: Ken Keatley
Director of Investor Relations
770-242-7566;ken.keatley@vsin.com


VSI BUYS BACK OVER $1 MILLION OF CONVERTIBLE DEBENTURES (Company raising funds in attempt to buy remaining debentures by Nov. 16).

NORCROSS, GEORGIA - October 5, 1998 -- VSI Enterprises, Inc. (NASDAQ: VSIN) announced today that it has reached an agreement with the holder of its convertible debentures to immediately buy back $1,040,000 of convertible debentures at face value. In addition, the company will pay the debenture holder $128,858 in accrued interest and fees.

The debenture holder has given the Company a 45-day option to repurchase the remaining $1.3 million of convertible debentures at face value and has also agreed to refrain from converting any of the remaining convertible debentures, or sell any shares of VSI common stock, for 45 days. During that period, which expires November 16, VSI will attempt to raise funds to buy back the remaining debentures. No further interest or fees will be due.

Judi North, President & CEO of VSI, said, "I am pleased that we have been able to buy back a portion of the convertible debentures, and would like to personally thank those investors, including VSI insiders, who have participated in this effort."

The redemption of the convertible debentures was funded from the proceeds of a private placement of term notes by the Company. The Company is offering up to $3.0 million of term notes to accredited investors, of which $1.15 million have been sold to date. Any proceeds from the sale of the remaining notes will be used to redeem the remaining convertible debentures and for general corporate purposes. The notes mature on March 31, 2000 and accrue interest at an annual rate of prime plus 3%. Purchasers of notes will also receive a warrant to purchase one share of common stock of the Company for each $2.00 of notes purchased. Warrants have an exercise price of $0.42 per share and are exercisable commencing on April 1, 2000.

The securities offered by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

VSI Enterprises, Inc. designs, manufactures, markets and supports a full range of videoconferencing products, along with telecommunications software and services. Customers in more than 30 countries include Fortune 1000 corporations, governmental agencies, health care providers and

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educational institutions. VSI has sales offices in the United States, Europe and the Far East. For more information, access the VSI Enterprises Inc. home page as follows: http://www.vsin.com

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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